Exhibit 10.1

INTERIM VICE PRESIDENT, FINANCE & ADMINISTRATION SERVICES AGREEMENT

This Interim Vice President, Finance & Administration Services Agreement (the “Agreement”) is made as of September 22, 2026, between RAINMAKER WORLDWIDE INC., a Nevada corporation (the “Company”), and 2752128 ONTARIO LTD. (“VP Finance”), and shall become effective September 22, 2026 (the “Effective Date”).

1. Interim Appointment

Effective September 22, 2026, the Company hereby engages the VP Finance to provide services associated with the role of Interim Vice President, Finance & Administration for the fixed interim period described in this Agreement.

The services of the VP Finance will be performed principally through Kelly White, who may be referred to operationally during the Term as Vice President, Finance & Administration.

Unless and until the Board designates another individual or otherwise modifies the engagement, the VP Finance shall perform the functions customarily associated with this role together with the duties and responsibilities set out in this Agreement.

The compensation payable under this Agreement relates solely to the Interim Vice President, Finance & Administration services provided under this Agreement.

2. Purpose of Engagement

The Company is undertaking a management transition and financial-reporting remediation while continuing its existing business. The purposes of the interim engagement include:

a)	maintaining continuity of the Company’s finance and accounting functions;
b)	preserving the Company’s books, records and supporting documentation;
c)	maintaining cash-management and financial-administration functions;
d)	supporting ongoing business activity;
e)	coordinating completion of the 2025 annual audit and related financial statements;
f)	coordinating completion of the Company’s 2025 Form 10-K and Q1, Q2 and Q3 2026 Forms 10-Q;
g)	supporting restoration of the Company’s Exchange Act reporting compliance;
h)	providing financial information required by management and the Board; and
i)	supporting an orderly transition to the Company’s ongoing finance and management structure after the interim period.

3. Duties

The VP Finance shall provide such finance, accounting, reporting and corporate-administration services as are reasonably required during the interim period, including:

a)	maintaining and coordinating the Company’s accounting records and supporting documentation;
b)	monitoring and administering cash balances, banking, accounts payable and accounts receivable;
c)	preparing and coordinating financial information and supporting schedules;
d)	coordinating with independent auditors, accountants, tax advisers, securities counsel, and filing agents;
e)	assisting with annual and quarterly financial statements and related audit and review procedures;
f)	coordinating preparation of Forms 10-K, 10-Q, 8-K and other required reports;
g)	collecting, reviewing and organizing information required for financial and regulatory reporting;
h)	supporting management representations, disclosure controls and internal-control documentation;
i)	maintaining and coordinating capitalization information;
j)	coordinating with the Company’s transfer agent;
k)	supporting budgeting, forecasting, financing and creditor-management activities;
l)	maintaining corporate, accounting, financial, audit, tax and regulatory records;
m)	providing financial information and analysis to the Board and executive management; and
n)	supporting transition to the Company’s ongoing finance and management structure.

4. SEC Reporting and Financial Reporting Remediation

The VP Finance shall use commercially reasonable efforts to advance completion of the Company’s outstanding financial reporting requirements, with primary focus during the Term on the 2025 Form 10-K and the Q1, Q2 and Q3 2026 Forms 10-Q (collectively, the “Remediation Reports”).

This shall include working with the Company’s principal executive officer, Board, auditors, accountants, securities counsel and filing agents to:

a)	complete outstanding financial statements and supporting schedules;
b)	support completion of the annual audit and quarterly review procedures;
c)	prepare and coordinate the Remediation Reports;
d)	organize supporting financial and disclosure information;
e)	assist with management representations, certifications and disclosure processes;
f)	support restoration of Exchange Act reporting compliance; and
g)	establish and document appropriate processes for future reporting.

The VP Finance shall not be responsible for delays caused by the timing, action or inaction of the Company’s auditors, accountants, securities counsel, filing agents or other service providers; the Company’s inability or delay in paying service providers; delayed signatures, management certifications or Board approvals; the Company’s decision to coordinate or sequence filings; delayed receipt of information from third parties; or other circumstances outside the VP Finance’s reasonable control. Such delays shall not, by themselves, constitute a breach of this Agreement.

5. Continuity of Financial Operations

The VP Finance shall maintain functioning financial, accounting and corporate-administration systems reasonably necessary for the Company’s continuing business to the extent that the Company provides the access, information and financial resources reasonably required to do so.

6. Term

The Term shall commence on September 22, 2026 and shall end automatically on December 31, 2026, unless terminated earlier pursuant to this Agreement or extended by a written agreement approved by the Board and the VP Finance.

7. Termination

The Company may terminate this Agreement at any time upon written notice authorized by the Board.

The VP Finance may terminate this Agreement upon ten (10) days’ written notice.

The Agreement may also terminate upon assumption of the finance function by a successor unless otherwise determined by the Board.

Upon termination, the VP Finance shall reasonably cooperate with the transfer of books, records, systems and responsibilities. Termination or expiration of this Agreement shall not affect compensation already earned or accrued or reimbursement of approved expenses.

8. Compensation

8.1 Monthly Compensation. The Company shall pay the VP Finance US$2,500 per month during the Term. Compensation for any partial calendar month shall be prorated on a daily basis. Accordingly, if this Agreement remains in effect through December 31, 2026, total base compensation under this Agreement will be US$8,250.

8.2 Accrual and Deferral. Monthly compensation is earned and shall accrue as the services are performed. If the Company does not have sufficient available cash to make payment when earned, payment may be deferred. Any such deferral affects only the timing of payment and shall not constitute a waiver, reduction or forfeiture of compensation, nor shall the entitlement to compensation be conditional upon future sales, financing or a later discretionary determination that the Company has sufficient funds. Unpaid earned compensation shall remain an accrued obligation of the Company until paid or otherwise settled by written agreement.

8.3 Payment Timing. Subject to Section 8.2, accrued amounts shall be paid as the Company’s unrestricted cash resources reasonably permit, taking into account the Company’s ordinary operating requirements. The Board shall review any unpaid accrued compensation at least monthly and shall cause payment to be made when unrestricted cash resources reasonably permit without materially impairing the Company’s ordinary operating requirements. The Board and the VP Finance may agree to another payment schedule in writing.

8.4 Scope of Compensation. For certainty, the compensation provided under this Agreement relates solely to the Interim Vice President, Finance & Administration services described herein.

8.5 Other Compensation. No equity compensation, options or additional compensation shall be payable unless separately approved by the Board and agreed in writing.

9. Compensation and Renewal Review

9.1 End-of-Term Review. Prior to or upon expiration of the Term, the Board and the VP Finance shall review the engagement, including the services performed during the interim period, the scope and level of responsibility, the Company’s financial and operating position, whether the engagement should be renewed, extended or replaced, and the compensation that would apply to any continuing arrangement. The parties acknowledge that the US$2,500 monthly compensation under this Agreement is an interim amount and shall not, by itself, establish the compensation applicable to any future period or arrangement.

9.2 Future Arrangement. Any renewal, extension or continuation of the engagement, and any compensation applicable after December 31, 2026, must be separately approved by the Board and agreed to in writing by the VP Finance. Nothing in this Section guarantees renewal, continued engagement or any specific future compensation.

10. Expenses

The Company shall reimburse reasonable and necessary business expenses incurred in connection with the services, subject to reasonable supporting documentation and any applicable Company approval procedures.

11. Prior Interim Agreement

The Interim Vice President, Finance Services Agreement effective May 1, 2026 (the “Prior Interim Agreement”) shall remain in effect through September 21, 2026 and shall terminate immediately before the Effective Date of this Agreement.

All compensation and other amounts properly earned or accrued under the Prior Interim Agreement through September 21, 2026 shall remain payable and shall not be waived or affected by this Agreement.

Any September billing reconciliation between the Prior Interim Agreement and this Agreement shall be reflected separately in the Company’s accounting records.

Nothing in this Agreement shall, by itself:

a)	waive amounts properly earned or accrued under the Prior Interim Agreement through September 21, 2026;
b)	waive provisions of the Prior Interim Agreement that expressly survive termination; or
c)	constitute a release of claims under the Prior Interim Agreement.

Any settlement, release or other modification of amounts arising under the Prior Interim Agreement shall be documented separately.

12. Access to Information and Company Cooperation

The Company shall provide the VP Finance with reasonable and timely access to Company books, records, banking information, contracts, capitalization records, advisers and other information necessary to perform the VP Finance’s duties. The Company shall also use reasonable efforts to ensure that officers, directors, employees and external advisers provide information, approvals and signatures required for the Company’s financial and regulatory reporting.

13. Board Oversight

The VP Finance shall report to the Board and, where applicable, to the person performing the principal executive function. The Board may designate additional or successor finance personnel at any time.

14. Records and Company Property

All accounting records, financial information, corporate records and other Company property shall remain Company property. The VP Finance shall maintain appropriate documentation regarding material activities undertaken under this Agreement.

15. Confidentiality

The VP Finance shall maintain the confidentiality of the Company’s confidential and non-public information. Any confidentiality or similar obligations surviving under the Prior Interim Agreement shall remain effective according to their terms.

16. Indemnification

To the fullest extent permitted by applicable law and the Company’s governing documents, the Company shall indemnify the VP Finance and Kelly White against claims, liabilities and reasonable expenses arising from services performed in good faith within the scope of this Agreement.

This indemnification shall not apply to fraud, intentional misconduct or a knowing violation of law.

The rights under this Section shall survive the expiration or termination of this Agreement.

17. Notices and Administrative Information

Formal notices shall be delivered to the addresses or electronic contacts maintained in the Company’s records for the parties, as updated from time to time. Administrative contact information and payment instructions may be updated without amending this Agreement, provided no such update modifies compensation, duties, term, termination rights or any other material provision of this Agreement.

18. Temporary Nature of Engagement

This Agreement is intended as a temporary transition and reporting-remediation arrangement. Any renewal, continuation of the engagement or compensation applicable after December 31, 2026 shall be addressed in accordance with Section 9.

19. Governing Law

This Agreement shall be governed by the laws of the State of Nevada, subject to applicable mandatory law.

20. Entire Agreement

This Agreement constitutes the entire agreement concerning the Interim Vice President, Finance & Administration services from and after September 22, 2026, subject to provisions of the Prior Interim Agreement expressly surviving termination. Any amendment to a material term must be in writing and properly authorized by the Board and the VP Finance.

21. Counterparts and Electronic Signatures

This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of September 22, 2026.

RAINMAKER WORLDWIDE INC.		2752128 ONTARIO LTD.

By:	/s/ Michael A. Skinner	By:	/s/ Kelly White
Name:	Michael A. Skinner	Name:	Kelly White
Title:	President	Title:	President
Date:	September 22, 2026	Date:	September 22, 2026